EXHIBIT 99.2

                           AUDIT COMMITTEE CHARTER
                           -----------------------

      1. Members. The Board of Directors shall appoint an Audit Committee of at least two members, consisting entirely of directors of the Board who meet applicable requirements of the New York Stock Exchange.

      2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting and financial practices of the Company, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company. Specifically, the Audit Committee shall:

            (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

            (ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the independent auditors with respect to interim periods.

            (iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

            (iv) Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles.

            (v)    Review the adequacy of the Company's internal controls.

            (vi) Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

            (viii) Review material pending legal proceedings involving the Company and other contingent liabilities.

            (ix) Review the adequacy of the Audit Committee Charter on an annual basis.


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      3.    Meetings.  The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, at a minimum once per year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.


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